Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029 Brenda A. Blake, ext. 3202	October 6, 2011

AmeriGas announces that Eugene V.N. Bissell, president and chief executive officer, will retire in 2012

Valley Forge, Pa, October 6 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), announced that Eugene V.N. Bissell, president and chief executive officer, intends to retire in the spring of 2012. Mr. Bissell, 58, joined UGI Corporation in 1981 as part of UGI’s executive training program. He held positions of increasing responsibility at UGI and in the industrial gases division of AmeriGas prior to leaving in 1987 to join the BOC Group, where he held positions of increasing responsibility in their industrial gasses business. Mr. Bissell returned to AmeriGas Propane, Inc. in 1995 and held positions in sales, marketing and operations prior to his promotion to president and chief executive officer in 2000.

Lon R. Greenberg, chairman of AmeriGas, said, “Throughout his 30 year career, Gene has made enormous contributions to both AmeriGas and the propane industry. Gene led AmeriGas through a period of transformational improvements in customer service, operations and safety while at the same time delivering long-term value for AmeriGas’s investors. Gene was also a role model for many at AmeriGas, leading the company in a highly ethical manner and always remembering to thank the employees that contributed to the company’s success. Gene also served the propane industry through his many years of involvement in the National Propane Gas Association (NPGA). Gene’s contributions to the industry were recently recognized when he was awarded NPGA’s Distinguished Service Award, becoming one of only 39 people so honored in the 80-year history of NPGA. We thank Gene for his many contributions to AmeriGas and the propane industry and wish him a long, happy and healthy future retirement.”

The company plans to name Mr. Bissell’s successor by December 31, 2011.

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 locations. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

AP-17 ### 10/6/11